UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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MICROVISION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROVISION, INC.

NOTICE OF 2020 ANNUAL MEETING

May 19, 2020

Dear MicroVision Shareholder:

Please take notice that the Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) will be held virtually on May 19, 2020 at 9:00 a.m. Pacific Time. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/MVIS2020, Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the following purposes:

1.	To elect the seven director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.

To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to amend the total number of shares of the Company’s authorized common stock;

3.	To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock;

4.	To approve the 2020 MicroVision, Inc. Incentive Plan;

5.	To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year;

6.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and

7.	To conduct any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

Details of the business to be conducted at the meeting are more fully described in the accompanying Proxy Statement. Please read it carefully before casting your vote.

If you were a shareholder of record on March 25, 2020 (the “Record Date”), you will be entitled to vote on the above matters. A list of shareholders as of the Record Date will be available for shareholder inspection at the headquarters of the Company, 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, during ordinary business hours, from May 9, 2020 to the date of the Annual Meeting.

Important!

Whether or not you plan to attend the Annual Meeting, your vote is very important.

After reading the Proxy Statement, you are encouraged to vote by (1) toll-free telephone call, (2) the Internet or (3) completing, signing and dating the printable proxy card and returning it as soon as possible. If you are voting by telephone or the Internet, please follow the instructions on the proxy card. You may revoke your proxy at any time before it is voted by following the instructions provided below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 19, 2020. The proxy materials and the annual report to shareholders for the fiscal year ended December 31, 2019 are available at http://www.microvision.com/investors/proxy.html.

If you need assistance voting your shares, please call Investor Relations at (425) 882-6629.

The Board of Directors recommends a vote FOR the election of the seven nominees for director named in this proxy statement, a vote FOR the approval of an amendment to the Company’s Certificate of Incorporation to amend the total number of shares of the Company’s authorized common stock, a vote FOR the approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, a vote FOR the approval of the proposed 2020 MicroVision, Inc. Incentive Plan, a vote FOR the ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm and a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

At the Annual Meeting, you will have an opportunity to ask questions about the Company and its operations. You may attend the Annual Meeting and vote your shares in person, even if you previously voted by telephone or the Internet or returned your proxy card. Your proxy (including a proxy granted by telephone or the Internet) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Secretary in Redmond, Washington, voting again by telephone or Internet, or attending the Annual Meeting via the Internet and vote during the meeting.

We look forward to seeing you. Thank you for your ongoing support of and interest in MicroVision, Inc.

Sincerely,

David J. Westgor
Secretary

April 3, 2020
Redmond, Washington

MICROVISION, INC.

6244 185th Avenue NE, Suite 100

Redmond, Washington 98052

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

May 19, 2020

-i-

-ii-

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Notice of Internet Availability of Proxy Materials?

A:

We sent you the Notice of Internet Availability of Proxy Materials because the Board of Directors of the Company (the “Board of Directors” or the “Board”) is soliciting your proxy to vote at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held virtually on May 19, 2020 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/MVIS2020. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast through the link. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the Internet in accordance with the instructions contained on the proxy card. You may also print, complete, sign, and return the proxy card to the address in the instructions.

On March 25, 2020 (the “Record Date”) there were 130,177,628 shares of common stock of the Company outstanding. If you owned shares of our common stock at the close of business on the Record Date, you are entitled to one vote for each share of common stock you owned as of that date. We made this Proxy Statement available on or about April 3, 2020 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the Record Date. The proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:

If you properly cast your vote by either voting your proxy by telephone or via the Internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

•	“FOR” the election of each of the nominees for director named in this proxy statement;

•	“FOR” approval of an amendment to the Company’s Certificate of Incorporation to amend the total number of shares of the Company’s authorized common stock;

•	“FOR” approval of an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of common stock;

“FOR” approval of the 2020 MicroVision, Inc. Incentive Plan;

“FOR” ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm; and

“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as “say-on-pay”).

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May my broker vote for me?

A:

Under the rules of the Financial Industry Regulatory Authority, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 2, Proposal 3 and Proposal 5, but not on any of the other proposals.

Q:	What are abstentions and broker non-votes?

A:

An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the Internet by following these procedures. To revoke your proxy:

•	Vote again by telephone or Internet;

•	Send in another signed proxy card with a later date;

•	Send a letter revoking your proxy to MicroVision’s Secretary at the Company’s offices in Redmond, Washington; or

•	Attend the Annual Meeting and vote in person.

Q:	How do I vote in person?

A:

You may attend the meeting via the Internet and vote during the meeting. Shareholders may participate in the Annual Meeting by visiting the www.virtualshareholdermeeting.com/MVIS2020. You will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the meeting. However, even if you plan to attend the Annual Meeting virtually, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:

The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:

The seven nominees for director who receive the most votes at the 2020 Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q.	What vote is required to approve the proposed amendment to the Company’s Certificate of Incorporation to amend the total number of shares of the Company’s authorized common stock (Proposal 2)?

A.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve the amendment to the Company’s Certificate of Incorporation to amend the total number of shares of the Company’s authorized common stock. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

Q.	What vote is required to approve the proposed amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of common stock (Proposal 3)?

A.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of common stock. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal.

Q:	What vote is required to approve the 2020 MicroVision, Inc. Incentive Plan (Proposal 4)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2020 Annual Meeting is required to approve the 2020 MicroVision, Inc. Incentive Plan. Abstentions and broker non-votes will not be counted “for” or “against” the proposal and will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm (Proposal 5)?

A:

The affirmative vote of a majority of the votes properly cast on the proposal at the 2020 Annual Meeting is required to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to approve the vote on the compensation of the Company’s named executive officers (Proposal 6)?

A:

For Proposal 6, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. Because Proposal 6 is an advisory vote, there is technically no minimum vote requirement for that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:

The Company will pay all the costs of soliciting these proxies. In addition to the solicitation of proxies by mail, our officers, employees or proxy solicitor also may solicit proxies by telephone, fax or other electronic means of communication, or in person. The Company will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	Who should I call if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please call us at (425) 882-6629 or send an e-mail to ir@microvision.com.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal One—Election of Directors

The Board oversees the Company’s business affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not directly involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and the Company’s principal advisers by reading the reports and other materials that the Company sends them regularly and by participating in Board and committee meetings. The Company’s directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve. Until any vacancy is filled, the Board will consist of the members who are elected at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

If any nominee is unable to stand for election, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board may recommend. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for election.

Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

THE BOARD RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES NAMED BELOW AS DIRECTORS OF THE COMPANY.

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; government contracts; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service and have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Set forth below are the name, position held and age of each director and of the nominees for director of the Company. The principal occupation and recent employment history of each nominee is described below, and the number of shares of common stock beneficially owned by each director and nominee as of March 25, 2020 is set forth on page 35 of this Proxy Statement.

Name	Age	Position
Simon Biddiscombe(1)(2)(3)*	52	Director
Robert P. Carlile(1)(2)*	64	Director
Yalon Farhi	58	Director
Perry M. Mulligan	62	Director
Bernee D.L. Strom(1)(2)(3)*	72	Director
Brian Turner(2)(3)*	60	Chairman of the Board and Lead Independent Director
Sumit Sharma	46	Director and Chief Executive Officer

*	Independent Director
(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating Committee

Perry M. Mulligan has served as a director of the Company since January 2010 and Chief Executive Officer of the Company from November 2017 to February 2020. Mr. Mulligan has over 30 years of experience in operations and supply chain management. Mr. Mulligan was formerly Senior Vice President of Operations for Emulex Corporation where he oversaw Emulex operations, including supplier management, test engineering, logistics, IT and facilities from July 2013 to June 2015. Mr. Mulligan served as Senior Vice President, Operations for QLogic from October 2007 to June 2013, where he was responsible for all aspects of the manufacturing and delivery of products to the customer in addition to overall supply chain design and manufacturing strategy. Prior to QLogic, Mr. Mulligan was at Solectron from May 2004 to September 2007, where he held the position of Senior Vice President Supply Chain Management and Chief Procurement Officer and was responsible for establishing the overall materials and supply chain strategy. Mr. Mulligan brings extensive experience and knowledge in developing and setting up worldwide manufacturing and sourcing operations and overall supply chain strategy. Mr. Mulligan has an MBA from the University of Western Ontario.

Simon Biddiscombe joined the Company’s board in December 2018. Mr. Biddiscombe is Chief Executive Officer and a board member at MobileIron, the security backbone for the digital enterprise protecting corporate data across apps, networks, and clouds. Since October 2017 he has led MobileIron’s overall business strategy and is responsible for MobileIron’s day-to-day-operations. Prior to being CEO of MobileIron, Simon was CFO from May 2015 to October 2017 and CFO at ServiceSource International from September 2014 to April 2015. Simon has over 20 years of management and financial experience. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. He previously has served in several executive leadership roles including Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales. Mr. Biddiscombe brings expertise in finance, accounting, operations, business strategy and leadership.

Robert P. Carlile, a retired partner at KPMG LLP, joined the Company’s board in February 2017. In his 39-year career in public accounting at KPMG and Arthur Andersen, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. He worked directly with boards of directors and audit committees of these companies on audits of financial statements and internal controls, registration statements and assistance with mergers, acquisitions and dispositions. In addition to his experience as a lead audit partner Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. In these roles he was responsible for establishing market strategy, fostering community relationships and accomplishing operating results. Mr. Carlile brings expertise to the board in the areas of auditing, accounting and financial reporting, internal controls and corporate governance.

Yalon Farhi joined the Company’s board in September 2016. Since 1998, Mr. Farhi, a Colonel in the Israeli Defense Forces (reserves), has served as a motivational lecturer and educator at Bnei-David Institutions, a pre-army and post-army educational program in Israel. From 1998 to January 2016, Mr. Farhi worked as an administrative manager for El-Ami, a non-governmental organization in Israel. Mr. Farhi also serves on the board of directors of DarioHealth Corp., a provider of digital health services and dynaCERT, Inc. a Canadian company that provides carbon reduction technology for internal combustion engines. In addition, for the past thirty years, Mr. Farhi has been the owner of a private gardening and land development services company based in Israel. Mr. Farhi received a degree in Education Studies and holds a Teaching Certificate from the Moreshet Yaacov College in Jerusalem. Mr. Farhi brings expertise to the board in international business.

Sumit Sharma, was appointed Chief Executive Officer in February 2020, and served as Chief Operating Officer from June 2018 to February 2020, after serving as Vice President of Product Engineering and Operations since February 2017 and Vice President and Senior Director of Operations since September 2015. Prior to MicroVision, from April 2015 to September 2015, he was a Product Development and Operations consultant at BlueMadison Consulting. From November 2013 to March 2015, he was the Senior Director, Advanced Manufacturing Operations and Technology Development at Jawbone. From March 2011 to October 2013, he was the Head of Manufacturing Operations for project GLASS at Google. Mr. Sharma has extensive experience in optics, wearable technology, product development and qualification for automotive industry. Mr. Sharma also has deep experience in global operations and developing strategic partnerships. A patent holder, Mr. Sharma received his baccalaureate degree in engineering from New Jersey Institute of Technology.

Bernee D.L. Strom has served as a director of the Company since October 2017. Ms. Strom has over 25 years of experience in executive management, marked by advisory roles and board memberships at Polaroid Corporation, Hughes Electronics/DirecTV, Benchmark Electronics and other public and privately held companies. Since April 2015, Ms. Strom has served as a Senior Advisor to Seattle-based investment bank Cascadia Capital and SkyLIFE Technologies. From 2008 to 2014 Ms. Strom was Chairman and CEO of WebTuner Corp., continuing as Chairman until 2015. Ms. Strom has also served as Chairman and CEO of Strom Group, an investment, management consulting, and business advisory firm focused on high technology companies. Prior to that, Ms. Strom founded or ran Gemstar/TV Guide International (now part of TIVO), Priceline.com, and USA Digital Radio (now HD Radio). Further, she was a founding partner of Revitalization Partners, a Seattle-based business advisory firm. In July 2019 Ms. Strom became Chairman of the Board of the Center for Ethics and Social Responsibility at the Leeds School of Business at the University of Colorado at Boulder. Ms. Strom was named one of the leading business women of the State of Washington with its Lead Where You Land award and is the recipient of many other awards and recognition for her mentorship, entrepreneurship and leadership in both commercial and civic organizations. Ms. Strom brings business management and leadership expertise and knowledge to the Board.

Brian Turner has served as a director of the Company since July 2006 and currently serves as Chairman of the Board and Lead Independent Director. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by BSquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director, Corporate Finance. Mr. Turner sits on various private company boards and was a member of the Board, audit and compensation committee of Cray, Inc., a public company until 2019. Mr. Turner also served on Symetra Material Fund (“SMF”) from 2012 to 2015 where he was Lead Director and on the Audit and Compensation Committee. SMF was a registered Investment Company. Mr. Turner brings financing expertise and knowledge of operational finance and accounting to the Board.

Board Meetings and Committees

Our Board of Directors met eight times during 2019. All directors attended at least 75% of the meetings of the Board and meetings of the Board committees on which they served. We have adopted a policy that each of our continuing directors be requested to attend our annual meeting each year. All directors then in office attended our annual meeting in 2019.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner, or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us. As a result of its annual review, the Board has determined that all of the directors, with the exception of Mr. Mulligan, Mr. Farhi and Mr. Sharma, are independent (the “Independent Directors”). The Independent Directors are identified by an asterisk in the table above.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is our employee or is a partner in or executive officer of an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a subjective determination as to each Independent Director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the Securities and Exchange Commission (the “SEC”) providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the Company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Board Expertise and Diversity

The Nominating Committee seeks to have a Board that represents diversity as to experience, gender, race and ethnicity, but does not have a formal policy with respect to diversity. We seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Board Leadership Structure

Our Board annually elects a Chairman of the Board. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Mr. Turner currently serves as Chairman and Lead Independent Director. In this role, among other duties, Mr. Turner meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Chief Executive Officer and Chairman and Lead Independent Director currently well serve the interests of us and our shareholders. Our Chief Executive Officer can devote his attention to leading the Company and focus on our business strategy. The Board believes that our separate Chairman and Lead Independent Director provides an appropriate level of independence in the Company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating Committee. The full text of each charter is available on our website located at www.microvision.com.

The Audit Committee

The Board has an Audit Committee which assists the Board by monitoring and overseeing: (1) our accounting and financial reporting processes and the audits of our financial statements, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal finance and accounting personnel and our independent auditors. The Audit Committee conducts discussions related to our earnings announcements and periodic filings, as well as numerous other informal meetings and communications among the Chair, various Audit Committee members, the independent auditors and/or members of our management. Robert P. Carlile, Brian Turner and Thomas M. Walker served on the Audit Committee, with Mr. Carlile serving as Chairman. On February 24, 2020 Simon Biddiscombe and Bernee Strom were appointed to the Audit Committee to replace Thomas M. Walker who resigned from the Board on February 19, 2020. The Audit Committee met four times during 2019.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent auditor. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees our internal financial controls and financial disclosure procedures.

The “audit committee financial experts” designated by the Board are Robert P. Carlile and Brian Turner, each an independent director. Mr. Carlile has thirty-nine years of experience in various roles in Public Accounting at KPMG and Arthur Andersen. Mr. Turner has thirteen years of experience as a chief financial officer of four public companies and has thirteen years of experience in various roles at PricewaterhouseCoopers LLP, including Director, Corporate Finance.

The Compensation Committee

The Compensation Committee makes decisions on behalf of, and recommendations to, the Board regarding salaries, incentives and other forms of compensation for directors, officers, and other key employees, and administers policies relating to compensation and benefits. The Compensation Committee’s charter provides the Compensation Committee with the authority to retain a compensation consulting firm in its discretion. In 2019 the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. Meridian advised the Compensation Committee on a variety of matters including executive and director compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design for annual and long-term incentive compensation, emerging best practices in compensation matters and alignment of executive and director compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our stock option plans pursuant to authority delegated by the Board. Bernee D.L. Strom, Robert P. Carlile and Simon Biddiscombe currently serve as members of the Compensation Committee, with Ms. Strom serving as Chairperson. The Compensation Committee met six times during 2019.

The Nominating Committee

The Nominating Committee counsels the Board of Directors with respect to Board and committee structure and membership. In fulfilling its duties, the Nominating Committee, among other things, will:

•	establish criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

•	identify, review, and recommend director candidates for the Board;

•	recommend directors for election at the annual meeting of shareholders and to fill new or vacant positions;

•	establish policies with respect to the process by which our shareholders may recommend candidates to the Nominating Committee for consideration for nomination as a director;

•	assess and monitor, with Board involvement, the performance of the Board; and

•	recommend directors for membership on Board Committees.

Bernee D.L. Strom, Brian Turner and Simon Biddiscombe currently serve as members of the Nominating Committee, with Mr. Turner serving as Chairman. The Nominating Committee met once during 2019.

The Nominating Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating Committee care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, and must contain the following information:

•

The name, address, and number of shares of common stock beneficially owned by the nominating shareholder and each participant in a nominating shareholder group (including the name and address of all beneficial owners of more than 5% of the equity interests of a nominating shareholder or participant in a nominating shareholder group);

•

A representation that the nominating shareholder, or nominating shareholder group, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

•

A description of all relationships, arrangements, or understandings between or among the nominating shareholder (or any participant in a nominating shareholder group) and the candidate or any other person or entity regarding the candidate, including the name of such person or entity;

•

All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

•

Confirmation that the candidate is independent, with respect to the Company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the Company under all such criteria, a description of the reasons why the candidate is not independent;

•	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

•

A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the Company in accordance with applicable laws, and our Certificate of Incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors and Officers Questionnaires.

In its assessment of each potential candidate, the Nominating Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating Committee determines are pertinent in light of the current needs of the Board. The Nominating Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating Committee considers, in addition to the requirements set out in the Nominating Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board of Directors regarding various topics related to the Company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the Company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Employee, Officer and Director Hedging

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions with respect to the Company’s securities:

Short Sales: Short sales of the Company’s securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the Company or its short-term prospects. For these reasons, short sales of the Company’s securities are prohibited by the Company’s policy.

Publicly Traded Options: Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by the Company’s policy.

Hedging Transactions: The Company strongly discourages hedging transactions of the Company’s securities, such as zero-cost collars and forward sale contracts. Any requests to engage in hedging transactions of the Company’s stock must be submitted to the General Counsel (or the Board of Directors for the CEO, CFO and General Counsel). No such transactions were approved during the fiscal year ended December 31, 2019.

Margin Accounts and Pledges: Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, except to the Company.

Limit Orders: The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval an employee must cancel any limit order if the employee later learns material, nonpublic information before the execution of the trade.

Proposal Two—Amendment to the Company’s Certificate of Incorporation to

Amend the Authorized Number of Shares of Common Stock

Our Board of Directors has approved, subject to shareholder approval, an amendment to our Certificate of Incorporation, increasing our authorized shares of common stock from 150,000,000 shares to 250,000,000 shares. The amendment to our authorized shares of common stock will become effective upon the filing of the amendment with the Secretary of State of Delaware. If Proposal Three (Reverse Stock Split) is also approved (and our Board does not determine to abandon such proposal), then we would also proportionately reduce the number of authorized shares of common stock. For example, if this Proposal Two were approved and Proposal Three were also approved, and the Board fixed a reverse stock split ratio of 10:1, then the number of authorized shares of common stock upon effectiveness of the reverse stock split would be 25,000,000 shares.

Rationale for Increase in Authorized Number of Shares of Common Stock

As of March 25, 2020, there were approximately 130,177,628 shares of the Company’s common stock issued and outstanding and approximately 5,792,963 shares of common stock reserved for future issuance under the Company’s outstanding options and convertible securities. Thus, approximately 14,029,409 authorized shares of common stock currently remain available for issuance.

The Board of Directors would like to increase the number of authorized shares of common stock to provide the Company with flexibility to issue shares of common stock for general corporate purposes, which could include, among other uses, financings, strategic partnering arrangements, equity incentive plans, acquisitions of assets or businesses, stock splits or stock dividends. The availability of additional authorized shares of common stock would allow the Company to accomplish these goals, and other business and financial objectives, in the future without shareholder approval, except as may be required in particular cases by the Company’s charter documents, applicable law or the rules of any stock exchange or other system on which the Company’s securities may then be listed.

The Board of Directors believes it would be in the best interests of the Company and its shareholders to have shares of common stock available for any of these purposes if needed. Although the Company expects to require raising additional capital to fund its operations, which may involve the issuance of common stock, it currently has no transaction pending and does not have plans currently for authorizing any other issuance of common stock other than pursuant to the Incentive Plan discussed in Proposal Four below.

If this proposal is not approved, the Company will be severely limited in its ability to engage in various transactions involving issuances of common stock, such as financings, strategic partnering arrangements, equity incentive plans and acquisitions of assets or businesses. We will require additional capital to fund our operations and to implement our business plan. If we do not obtain additional capital, we may be required to curtail our operations substantially.

Effects of the Increase in Authorized Common Stock

Approving the amendment to increase the authorized number of shares of the Company’s common stock will not result in any dilution to current shareholders unless and until the Company issues such shares in the future. The Board of Directors selected the size of the increase to provide the company with sufficient authorized shares for use in any needed financing transactions, as well as to provide it the ability to take advantage of other opportunities that may be available to it that would require the use of shares of common stock without the cost and time that would be needed to seek further amendments to its Certificate of Incorporation.

If this proposal is approved, the newly authorized shares of common stock would have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Although the authorization of additional shares would not, in itself, have any effect on the rights of any holder of the

Company’s common stock, the future issuance of additional shares of common stock (other than a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders.

Potential Anti-takeover Effects of Increase in Authorized Common Stock

In addition to the more traditional uses described above, the Company could issue shares of its stock as a defense against efforts to obtain control of the Company. The Board of Directors does not intend or view the increase in authorized shares of stock as an anti-takeover measure, nor is the Company aware of any effort by any third party to accumulate our securities or obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

No Appraisal Rights

Our shareholders are not entitled to dissenters’ or appraisal rights under the General Corporation Law of the State of Delaware with respect to the proposed amendment to our Certificate of Incorporation to increase the authorized number of shares, and we will not independently provide the shareholders with any such right.

No Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Vote Required

The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve the amendment to the Company’s Certificate of Incorporation to amend the total number of shares of the Company’s authorized common stock. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal. Your vote is therefore extremely important.

The Proposed Amendment

This general description of Proposal Two is qualified in its entirety by reference to the text of the amendment set forth in this Proposal Two for the increase of the total number of authorized shares of common stock. If Proposal Two is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the State of Delaware, which MicroVision would intend to file promptly following the shareholder vote on Proposals 2 and 3 during the Annual Meeting. If Proposal Two is not approved, the Certificate of Incorporation will continue to allow for the authorization of 150,000,000 shares of common stock (or 15,000,000 shares of common stock, as adjusted for the reverse stock split set forth in Proposal 3, if approved and not abandoned by the Board (assuming a reverse stock split ratio of 10:1)).

The first paragraph of ARTICLE IV of the Certificate of Incorporation shall be amended and restated to read in its entirety as follows if our shareholders vote to approve this Proposal Two (with the following language not reflecting any amendments effected pursuant to Proposal Three):

The total number of shares of capital stock which this corporation shall have the authority to issue is two hundred seventy-five million (275,000,000) shares, consisting of (i) two hundred fifty million (250,000,000) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty-five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).

However, if Proposal Three (Reverse Stock Split) is also approved (and not abandoned by the Board) then we would also proportionately reduce the number of authorized shares of common stock. For example, if this

Proposal Two were approved and Proposal Three were also approved, and the Board fixed a reverse stock split ratio of 10:1, then the number of authorized shares of common stock upon effectiveness of the reverse stock split would be 25,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO AMEND THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK DESCRIBED ABOVE.

Proposal Three—Amendment to the Company’s Certificate of Incorporation to Effect a Reverse Stock Split

Our Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the shareholders for their approval a proposal to amend our Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) at any whole number ratio between, and inclusive of, one for five (every five shares would be combined into one) and one for twenty (every twenty shares would be combined into one). Approval of this proposal will grant the Board of Directors the authority, without further action by the shareholders, to carry out the amendment to the Certificate of Incorporation at any time within ninety days after the date shareholder approval for the amendment is obtained, with the exact exchange ratio and timing of the Reverse Stock Split to be determined at the discretion of the Board of Directors. The decision whether and when to effect the Reverse Stock Split, and at what whole number ratio to effect the Reverse Stock Split, will be based on a number of factors, including market conditions, existing and anticipated trading prices for our common stock and the continued listing requirements of The Nasdaq Global Market.

If this proposal is approved and becomes effective, then we would proportionally reduce the number of authorized shares of common stock. The Reverse Stock Split will not change the number of authorized shares of preferred stock. The Reverse Split will not change the par value of the common stock or the preferred stock.

Rationale for the Reverse Stock Split

Our common stock trades on The Nasdaq Global Market, which we believe helps support and maintain stock liquidity and company recognition for our shareholders. Companies listed on The Nasdaq Global Market, however, are subject to various continued listing standards imposed by Nasdaq. One of these standards is the “minimum bid price” requirement, which requires that the bid price of the common stock of listed companies be at least $1.00 per share. A listed company risks being delisted and removed from The Nasdaq Global Market if the closing bid price of its stock remains below $1.00 per share for an extended period of time.

As previously disclosed, on December 12, 2019, we received written notice from the Nasdaq Listing Qualifications Staff (the “Staff) indicating that, due to our continued non-compliance with Nasdaq Listing Rule 5450(a), the Staff had determined to delist our securities from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). Following our hearing before the Panel on January 23, 2020, we received formal notification from the Panel on February 4, 2020 that it had granted us an extension through June 9, 2020 to evidence compliance with the minimum $1.00 bid price requirement. In order to evidence compliance with the bid price requirement, we must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days.

Effecting the Reverse Stock Split would reduce our total shares of common stock outstanding, which we believe will increase the price per share of our common stock. For example, a hypothetical company with a market value of $50 million and 100 million shares outstanding would have a trading price of $0.50 per share, while a company with the same market value and only 25 million shares outstanding would have a trading price of $2.00 per share.

We are asking shareholders to approve this proposal because we believe the Reverse Stock Split will result in a higher price per share for outstanding shares of our common stock. This, we believe, could provide a number of potential advantages. We describe each of these below.

Potential Advantages of the Reverse Stock Split

Maintain Nasdaq Global Market Listing. We believe that having our common stock delisted from The Nasdaq Global Market would be undesirable for our shareholders and potentially detrimental to our business. Among other things, being delisted could reduce the liquidity of our common stock. We also deem valuable our ticker symbol, which is easily recognized as “MVIS” and which we could lose if we were delisted by The Nasdaq Global Market. Moreover, being listed on The Nasdaq Global Market carries with it certain prestige, and we believe it improves the recognition of our company.

Our Board of Directors believes that a Reverse Stock Split, at a whole number exchange ratio ranging from one for five to one for twenty, would result in an increase in the price per share, and thereby help us meet the $1.00 per share minimum bid price requirement. While our stock price could trade above $1.00 on its own accord over the next few months, our Board believes that it is in our best interests and in the interests of our shareholders to seek approval of the proposed amendment to our Certificate of Incorporation to effect the Reverse Stock Split in order to increase the likelihood that we regain compliance by June 9, 2020, the end of our compliance period. Even if our common stock’s closing bid price were to satisfy the minimum closing bid price requirements prior to approval of this proposal, we may still effect the Reverse Stock Split if our shareholders approve this proposal and our Board of Directors determines that effecting the Reverse Stock Split would be in the best interests of the company and its shareholders.

Facilitate Potential Future Financings. By preserving our Nasdaq listing, we can continue to consider and pursue a wide range of future financing options to support our business. We believe being listed on a national securities exchange, such as The Nasdaq Global Market, is valued highly by many long-term investors. A listing on a national securities exchange also has the potential to create better liquidity and reduce volatility for buying and selling shares of our stock, which benefits our current and future shareholders.

Increase Our Common Stock Price to a Level More Appealing for Investors. We believe that the Reverse Stock Split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid, or are less likely to be followed by institutional securities research firms. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the Reverse Stock Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Stock Split, may encourage further interest in our common stock.

Risks Associated with the Reverse Stock Split

The proposed Reverse Stock Split carries with it several significant risks. We cannot assure you, for example, that the market price per share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For instance, using the closing price of our common stock on February 28, 2020 of $0.25 per share as an example, if our Board of Directors were to implement the Reverse Stock Split at a one for ten ratio, we cannot assure you that the post-split market price of our common stock would be or would remain at a price of ten times greater than $0.25, or $2.50. In many cases, the market price of a company’s shares declines after a reverse stock split. Thus, while our stock price might meet the continued listing requirements for The Nasdaq Global Market initially, we cannot assure you that it would continue to do so.

The market price of our common stock will also be affected by our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our common stock declines, the decline as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

While we expect that the Reverse Stock Split will be sufficient to maintain our listing on Nasdaq, it is possible that, even if the Reverse Stock Split results in our common stock trading at a level in compliance with

Nasdaq’s listing rules, another reverse split may be necessary in the future and we may not be able to continue to satisfy the other criteria for continued listing of the common stock on Nasdaq.

Principal Effects of the Reverse Stock Split

Reduction of Shares Held by Our Shareholders. After the effective date of the Reverse Stock Split, each shareholder will own fewer shares of our common stock. However, the Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company. For example, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold two percent of the voting power of the outstanding shares of common stock immediately after the Reverse Stock Split. The number of shareholders of record will not be affected by the Reverse Stock Split.

Change in Number and Exercise Price of Outstanding Options. Under the terms of our 2020 Incentive Plan, the administrator will make appropriate adjustments to the maximum number of shares that may be issued under the plan, the number of shares subject to outstanding awards and the exercise prices relating to awards.

Reduction in Number of Outstanding Shares. The Reverse Stock Split will reduce the total number of outstanding shares of common stock by the exchange ratio determined by the Board in its discretion and it will apply automatically to all shares of our common stock, including shares issuable upon the exercise of outstanding stock options.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS PROXY STATEMENT, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, DOES NOT REFLECT THE IMPACT OF THE REVERSE STOCK SPLIT THAT MAY BE EFFECTUATED.

The following table sets forth the approximate number of shares of the common stock that would be outstanding immediately after the Reverse Stock Split at various exchange ratios, based on 130,177,628 shares of common stock outstanding as of March 25, 2020.

Ratio of Reverse Stock Split	Approximate Shares of Common Stock Outstanding After Reverse Stock Split
None	—
1:5	26,035,526
1:10	13,017,763
1:15	8,678,509
1:20	6,508,882

Although not reflected in the table above, if this proposal is approved, then we would proportionally reduce the number of authorized shares of common stock.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If this proposal is approved by our shareholders and if our Board of Directors concludes that the Reverse Stock Split is in the best interests of the Company and its shareholders on a date within ninety days after shareholder approval is obtained, our Board of Directors will cause the Reverse Stock Split to be implemented at the whole number ratio between one for five and one for twenty as selected by our Board of Directors in its sole discretion. We will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State at such time as our Board of Directors deems appropriate. The amendment will become effective on the date that it is filed (the “Effective Date”).

As soon as practicable after the Effective Date, shareholders will be notified that the Reverse Stock Split has been effected. We will retain an exchange agent (the “Exchange Agent”) for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the Exchange Agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s shareholders. No new certificates will be issued to a shareholder until the shareholder has surrendered to the Exchange Agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Shareholders whose shares are held in book-entry form do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the Reverse Stock Split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive fractional shares will be entitled to rounding up of their fractional share to the nearest whole share.

Accounting Matters

The Reverse Stock Split will not affect the common stock capital account on our balance sheet. As of the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the selected exchange ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split to give retroactive effect to the Reverse Stock Split. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Discretionary Authority of the Board of Directors to Abandon Reverse Stock Split

The Board of Directors reserves the right to abandon the Reverse Stock Split without further action by our shareholders at any time before the effectiveness of the amendment to the Certificate of Incorporation, even if the Reverse Stock Split has been authorized by our shareholders at the Annual Meeting. By voting in favor of the Reverse Stock Split, you are expressly also authorizing our Board of Directors to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

No Dissenter’s Rights

Under applicable Delaware law, our shareholders are not entitled to dissenter’s or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide shareholders with any such right.

No Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Vote Required

The approval of an amendment to the Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of the votes properly cast on the proposal at the 2020 Annual Meeting. As a result, abstentions and broker non-votes will have the same effect as a vote “against” the proposal. Your vote is therefore extremely important.

The Proposed Amendment

This general description of Proposal Three is qualified in its entirety by reference to the text of the amendment set forth in this Proposal Three to effect a reverse stock split of common stock. If Proposal Three is approved by shareholders, our Board of Directors may determine in its sole discretion to effect the Reverse Stock Split. If the Board of Directors determines to effect the Reverse Stock Split, the amendment will be filed with the Secretary of State of the State of Delaware. The amendment is subject to additional modification as may be required by the office of the Secretary of State of the State of Delaware or as the Board of Directors or the Company deems necessary and advisable to effect the Reverse Stock Split. If Proposal Three is not approved, the Certificate of Incorporate will not allow for the effecting of the Reverse Stock Split.

The Certificate of Incorporation shall be amended and restated such that:

(i) the following paragraph shall be added after the first paragraph of ARTICLE IV if our shareholders vote to approve this Proposal Three:

As of 5:00 p.m. (eastern time) on [●], 2020 (the “Effective Time”), each [●] shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional share to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

and (ii) the first paragraph of ARTICLE IV shall be amended and restated to read in its entirety as follows (with the following language not reflecting any amendments effected pursuant to Proposal Two):

The total number of shares of capital stock which this corporation shall have the authority to issue is [●] ([●]) shares, consisting of (i) [●] ([●]) shares of common stock, $.001 par value (“Common Stock”) and (ii) twenty-five million (25,000,000) shares of preferred stock, $.001 par value (“Preferred Stock”).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT DESCRIBED ABOVE.

Proposal Four—Approval of the 2020 MicroVision, Inc. Incentive Plan

The Board of Directors has authorized the 2020 MicroVision, Inc. Incentive Plan (the “Incentive Plan”), subject to shareholder approval. The number of shares of common stock that may be delivered in satisfaction of awards made under the Incentive Plan will be increased, compared to the number of shares of common stock that may be delivered in satisfaction of awards under the Company’s existing incentive plan, by 5,000,000 to a total of 17,300,000 shares. If Proposal Three (Reverse Stock Split) is also approved, then we would also proportionately reduce the number of shares of common stock reserved for issuance under the Incentive Plan. For example, if this Proposal Four were approved and Proposal Three were also approved, and the Board fixed a reverse stock split ratio of 10:1, then the number of shares of common stock that may be delivered in satisfaction of awards made under the Incentive Plan would be 1,730,000 shares.

The Company believes that the approval of Proposal Four will enable the Company to have adequate shares in the 2020 Incentive Plan to be able to retain and attract key employees in a competitive market for technology talent. Below is a summary of the material features of the Incentive Plan. It may not contain all of the information important to you. We urge you to read the entire Incentive Plan which appears as Appendix A to this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING 2020 MICROVISION, INC. INCENTIVE PLAN.

Summary of the Incentive Plan

The Incentive Plan amends, restates in its entirety and renames our 2013 Incentive Plan. This amendment and restatement of the Plan shall become effective as of the Date of Adoption. The Incentive Plan will terminate on the tenth anniversary of the date of approval by the shareholders, unless earlier terminated by the Board. If the Incentive Plan is approved, a maximum of 17,300,000 shares of common stock may be delivered in satisfaction of awards made under the Incentive Plan. The maximum number of shares of common stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of common stock subject to stock appreciation rights, or “SARs,” granted to any person in any calendar year will each be 500,000 (which amount will be proportionately reduced if Proposal Three (Reverse Stock Split) is also approved). The maximum benefit that will be paid to any person under other awards in any calendar year will be, to the extent paid in shares, 500,000 shares (which amount will be proportionately reduced if Proposal Three (Reverse Stock Split) is also approved), and, to the extent paid in cash, $3,000,000. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to shareholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan and to preserve the value of awards.

Administration. The Board of Directors administers the Incentive Plan. The term “Administrator” is used in this Proxy Statement to refer to the person (the Board and its delegates) charged with administering the Incentive Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, SARs, restricted or unrestricted stock, deferred stock, other stock-based awards, or cash awards, and any such award may be a performance-based award. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the Incentive Plan are conclusive and bind all parties.

Eligibility. Participation is limited to employees, non-employee directors, as well as consultants and advisors who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consisted of approximately 40 individuals as of March 25, 2020.

Stock Options. The Administrator may, from time to time, award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of common stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the Incentive Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs.” Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of an ISO cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant.

In the case of NSOs, the exercise price and the expiration date are determined in the discretion of the Administrator. The Administrator also determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

Stock Appreciation Rights. The Administrator may grant SARs under the Incentive Plan. An SAR entitles the holder upon exercise to receive an amount in cash or common stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of common stock above a base amount which may not be less than fair market value on the date of grant.

Stock Awards; Deferred Stock. The Incentive Plan provides for awards of nontransferable shares of restricted common stock, as well as unrestricted shares of common stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends. Other awards under the Incentive Plan may also be settled with restricted stock. The Incentive Plan also provides for deferred grants (“deferred stock”) entitling the recipient to receive shares of common stock in the future on such conditions as the Administrator may specify. Any stock award or award of deferred stock resulting in a deferral of compensation subject to Section 409A of the Code will be construed to the maximum extent possible consistent with the requirements of Section 409A of the Code.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. Performance awards may consist of common stock or cash or a combination of the two. The performance criteria used in connection with a particular performance award will be determined by the Administrator. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime, an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the Incentive Plan may consist of either authorized but unissued or treasury shares. The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person or entity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an Award:

•

If the transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all of the outstanding awards or for the grant of new awards in substitution therefor by the acquiror or survivor.

•

If the transaction is one in which holders of common stock will receive a payment (whether cash, non-cash or a combination), the Administrator may provide for a “cash-out”, with respect to some or all awards, equal in the case of each affected award to the excess, if any, of (A) the fair market value of one share of common stock times the number of shares of common stock subject to the award, over (B) the aggregate exercise or purchase price, if any, under the award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms and other terms, and subject to such conditions, as the Administrator determines.

•

If there is no assumption or substitution of any award requiring exercise, each such outstanding award will become fully exercisable prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity to exercise the award and participate in the transaction as a shareholder.

•	Each award, other than outstanding shares of restricted stock, unless assumed will terminate upon consummation of the transaction.

•

Any share of common stock delivered pursuant to the “cash-out” or acceleration of an award, as described above, may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. In the case of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such stock in connection with the transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Incentive Plan.

Amendment. The Administrator may at any time or times amend the Incentive Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Incentive Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award without the Participant’s consent, unless the Administrator expressly reserved the right to do so at the time of the Award.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the grant and exercise of stock options under the Incentive Plan under the law as in effect on the date of this Proxy Statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with stock options or federal tax consequences associated with other awards under the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income for regular income tax purposes upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise (a “disqualifying disposition”) produces ordinary income to the optionee equal to the value of the shares at the time of exercise less the exercise price. A corresponding deduction is available to the Company. Any additional gain recognized in the disqualifying disposition is treated as a capital gain for which the Company is not entitled to a deduction. In general, if the disqualifying disposition is an arm’s length sale at less than the fair market value of the shares at time of exercise, the optionee’s ordinary income, and the Company’s corresponding deduction, are limited to the excess, if any, of the amount realized on the sale over the amount paid by the optionee for the stock. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The Administrator may award stock options that are exercisable for restricted stock. Under Section 83 of the Code, an optionee who exercises an NSO for restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less the exercise price. However, the optionee may make a so-called “83(b) election” in connection with the exercise to recognize taxable income at that time. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the optionee. If an ISO is exercised for restricted stock, a timely 83(b) election will have the effect, in general, of fixing the amount taken into account for alternative minimum tax purposes at the excess of the fair market value of the shares at time of exercise over the exercise price. However, for regular income tax purposes the ordinary income and corresponding Company deduction associated with a disqualifying disposition of stock acquired upon exercise of an ISO, where the stock was restricted at time of exercise but vested prior to the disposition, would be determined by reference to the fair market value of the shares on the date of vesting whether or not the optionee made an 83(b) election.

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether a participant has received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including the payment consisting of accelerated vesting of awards, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Stock options awarded under the Incentive Plan are intended to be exempt from the rules of Section 409A of the Code and guidance issued thereunder and will be administered accordingly. However, neither the Company nor the Administrator, nor any person affiliated with or acting on behalf of the Company or the Administrator, will be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax or interest penalties, resulting from the failure of an award to satisfy the requirements of Section 409A of the Code.

Proposal Five—Ratification of the Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year, subject to ratification by the Company’s shareholders at the Annual Meeting. The Company has been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Although shareholder ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the shareholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020. Should the selection of Moss Adams LLP not be ratified by the shareholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal Six—Advisory Vote on Executive Compensation

The Executive Compensation section beginning on page 26 of this Proxy Statement shows 2019 compensation information for our named executive officers.

The Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to the Company’s named executive officers, as disclosed in the Executive Compensation section.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to support the Company’s business strategy and align the interests of our executives with our shareholders.

For these reasons, the Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. The Company is providing a vote on this proposal pursuant to Section 14A of the Exchange Act and has determined that it will hold advisory votes on executive compensation each year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER BUSINESS

The Company knows of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

EXECUTIVE COMPENSATION

Executive Compensation Overview

The Company’s executive compensation program is designed to attract, retain, motivate and recognize high performance executive officers. The Compensation Committee is responsible for and oversees the Company’s compensation program. The Company’s philosophy is to provide compensation programs that incentivize and reward both the short and long-term performance of the executive officers relative to the Company’s performance. Thus, the Compensation Committee utilizes compensation components that measure overall Company performance, including performance against the Company’s annual strategic operating plan. In addition, the Compensation Committee seeks to align the interests of the Company’s executive officers with its shareholders.

The principal elements of the Company’s compensation are base salary, incentive bonus awards, and equity awards. The Company’s executive compensation policy recognizes that stock price is only one measure of performance, and given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Thus, the Compensation Committee considers the median level of compensation of its peer group, competitive market information, and the achievement of the Company’s business objectives when determining executive compensation.

Base Salary. Base salaries for the named executive officers are primarily based on the position, taking into account competitive market compensation paid by other companies in the Company’s peer group for similar positions. Recommendations from management regarding each named executive officer’s base salary based on management’s evaluation of the executive officer’s performance are also taken into account.

As with total executive compensation, the Compensation Committee believes that executive base salaries should generally target the median base salary of the Company’s peer group. Each named executive officer’s base salary is also determined by reviewing the other components of the executive officer’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy.

Salaries for 2019 were based on the compensation objectives mentioned above and, in the case of Mr. Mulligan, his employment agreement. Base salary rates in 2019 for Messrs. Mulligan, Holt and Sharma were $350,000, $255,905 and $280,000, respectively.

Incentive Bonus. The Compensation Committee believes that a portion of an executive officer’s total compensation, an incentive bonus, should be based on the Company’s performance. The Compensation Committee believes that structuring a significant portion of each executive officer’s annual cash compensation as an incentive bonus, and the contingent nature of that compensation, induces an executive officer to execute on both the short and long-term goals of the Company. It has structured the executive compensation program to reflect this philosophy by creating an incentive bonus framework that translates Company financial and operational performance into incentive bonuses.

Each of the named executive officers is eligible for an annual incentive bonus. The amount of the bonus depends generally on the level of Company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executive officers. Target bonus percentages are set to be approximately at the median of the Company’s peer group.

In 2019, the Compensation Committee approved 65% as a target bonus award (as a percentage of base salary) for Mr. Mulligan, 50% for Mr. Sharma and 40% for Mr. Holt. The amount of the bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee for all executive officers. The Compensation Committee has not determined amount, timing or form of payment with respect to the 2019 annual incentive bonus.

Equity Awards. The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Equity awards are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Each year the Compensation Committee reviews the size and composition of the equity grants to ensure that they are aligned with the Company’s compensation philosophy of compensating executives at the median of the Company’s peer group. Similar to base salary, a review of equity award levels is conducted to ensure that a named executive officer’s equity compensation comports with the Compensation Committee’s overall philosophy and objectives and is competitive with the Company’s peer group.

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. Restricted stock units and stock options are awarded by the Compensation Committee to executive officers based on a philosophy of providing equity incentives at the median of the Company’s peer group.

Believing that it is important that our CEO and other executive officers have interests that are aligned with the long-term interests of the Company and its shareholders, we have adopted a stock retention policy that requires the CEO and other executive officers to obtain over time and then retain equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives.

In 2019, Messrs. Sharma and Holt were awarded (i) 75,000 and 60,000 of performance based stock units (“PBSUs”), respectively, that are eligible to vest annually over three years subject to meeting the continuous service requirement as well as the performance criteria based on appreciation of the Company’s publicly traded common stock price and (ii) 175,000 and 150,000 of stock options, respectively, that vest annually over three years. In 2019, the Compensation Committee reviewed information regarding compensation of the Company’s peer group identified by an independent compensation consultant and additional compensation information about other similar publicly traded companies. The Board believes that a switch from stock options to RSUs is necessary to continue to attract and retain talent in the years ahead and directly aligns our executive’s interests and shareholder interests. To further align the interests of our executives with those of our shareholders, the Compensation Committee added the performance vesting criteria to the PBSUs that would require significant appreciation of the Company’s stock price.

Summary Compensation Table for 2019

The following table provides information regarding the compensation we paid to each of our executive officers named below (our “named executive officers”) during the last two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Perry M. Mulligan(1)	2019	350,000	227,500	—	—	7,807	585,307
Chief Executive Officer and Director	2018	350,000	25,000	105,950	—	6,423	487,373

Stephen P. Holt	2019	255,905	—	1,896	66,525	6,935	331,261
Chief Financial Officer	2018	255,905	72,500	84,760	—	8,250	421,415

Sumit Sharma(1)	2019	280,000	140,000	2,370	77,612	7,678	507,660
Chief Operating Officer	2018	266,895	70,600	95,355	—	8,882	441,132

(1)	On February 24, 2020 Mr. Mulligan resigned as Chief Executive Officer and Mr. Sharma was named Chief Executive Officer and member of the Board of Directors.

(2)

Bonuses payable in year presented, earned in prior year. Bonuses earned in 2018 have been paid as follows: Mr. Mulligan received 310,411 shares of immediately vested common stock with a value equal to the Target Bonus of $227,500 based on the share price on the grant date instead of cash. Mr. Sharma received 195,258 shares of immediately vested common stock with value equal to Target Bonus of $140,000 based on the share price on the grant date instead of cash. The bonus amount for Mr. Holt is $102,362 but the timing of the payment and the form (cash or equity awards) have not been determined.

(3)	Reflects the fair value of stock and option awards on the grant date in accordance with FASB ASC Topic 718 and as described in Footnote 10 of the Company’s 2019 10K filed March 11, 2020.

(4)

Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown below represent the direct dollar cost incurred in providing these perquisites and other personal benefits to the named executive officers.

(5)	The table below shows all other amounts under All Other Compensation for fiscal 2018 and 2019:

Name and Principal Position	Fiscal Year		Employer Contribution to 401(k) Account(6)
Perry M. Mulligan	2019	—	7,807
Chief Executive Officer and Director	2018	—	6,423	—

Stephen P. Holt	2019	—	6,935	—
Chief Financial Officer	2018	—	8,250	—

Sumit Sharma	2019	—	7,678	—
Chief Operating Officer	2018	—	8,282	—

(6)

This column represents the amount of matching contributions made to our qualified 401(k) retirement plan for each of our named executive officers. The Company makes contributions to our qualified 401(k) retirement plan for all employees.

Outstanding Equity Awards at Year End 2019

Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested ($)(10)
Perry M. Mulligan	(3)(5)	1,875	—	22.64	7/30/2020
	(4)(5)	1,875	—	22.64	7/30/2020
	(4)(5)	1,875	—	9.20	6/9/2021
	(4)(5)	15,000	—	3.08	6/7/2022
	(1)	62,500	62,500	1.57	11/13/2027
						62,500	(6)	45,000
						166,667	(7)	120,000
						55,556	(9)	40,000
Stephen P. Holt	(1)	40,000	—	2.20	5/7/2023
	(2)	40,000	—	2.28	8/8/2023
	(1)	50,000	—	1.76	6/3/2024
	(1)	50,000		3.26	6/2/2025
	(1)	37,500	12,500	1.89	6/1/2026
	(1)	32,500	32,500	1.67	2/8/2027
	(2)		150,000	0.73	5/22/2029
						133,333	(7)	96,000
						44,445	(9)	32,000
						60,000	(8)	43,200
Sumit Sharma	(1)	20,000		3.16	10/7/2025
	(1)	37,500	12,500	1.89	6/1/2026
	(1)	65,000	65,000	1.67	2/8/2027
	(2)		175,000	0.73	5/22/2029
						150,000	(7)	108,000
						50,000	(9)	36,000
						75,000	(8)	54,000

(1)	The indicated option vests 25% on each anniversary of the grant date.
(2)	The indicated option vests 33% on each anniversary of the grant date.
(3)	The indicated options vested 100% on the date of grant.
(4)	The indicated option vests on the earlier of the day prior to the date of the Company’s annual meeting of shareholders next following the date of grant, or one year from the date of grant.
(5)	The indicated option was awarded to Mr. Mulligan as a member of the Board of Directors.
(6)	The indicated restricted stock units granted on November 13, 2017 vest 25% on 11/13/2018, 25% on 11/13/2019, 25% on 11/13/2020 and 25% on 11/13/2021.
(7)

The performance criteria is the achievement of the Company’s share price of $2.50 sustained for 60 of trailing 90 days before the PSUs are earned (“Earned PSUs”). To the extent the PSUs become Earned PSUs they shall be eligible to vest as to one-third (1/3) of the PSUs subject to the Award on the each of the first three (3) anniversaries of June 5, 2018, subject to the executive’s continuous employment on the applicable vesting date. If there are outstanding but unearned PSUs as of a vesting date and the PSUs become Earned PSUs prior to the next vesting date the Earned PSUs that would have vested on any earlier vesting date shall become immediately vested and deliverable.

(8)

The performance criteria is the achievement of the Company’s share price of $2.50 sustained for 60 of trailing 90 days before the PSUs are earned (“Earned PSUs”). To the extent the PSUs become Earned PSUs they shall be eligible to vest as to one-third (1/3) of the PSUs subject to the Award on the each of the first three (3) anniversaries of May 22, 2019, subject to the executive’s continuous employment on the applicable vesting date. If there are outstanding but unearned PSUs as of a vesting date and the PSUs become Earned PSUs prior to the next vesting date the Earned PSUs that would have vested on any earlier vesting date shall become immediately vested and deliverable.

(9)	The indicated restricted stock units granted on September 30, 2018 vest 33% on 6/5/2019, 33% on 6/5/2020 and 34% on 6/5/2021.
(10)	The market value of shares of stock that have not vested is based on a price per share of $0.7200, the closing sale price of the Company’s common stock as of December 31, 2019 as reported by Nasdaq.

Potential Payments upon Termination or Change in Control

All of our named executive officers are employed at will and do not have employment agreements. Under the 2013 Incentive Plan, 100% of each of the named executive officers’ options which have not been exercised will become fully vested and immediately exercisable upon a change of control of the Company that does not result in an assumption, substitution or pay off of such award by the acquiring company. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control at the Company. With respect to PBSUs issued to the named executive officers in 2018 and 2019, in the event a change of control occurs before the performance criteria is met, the PBSUs would vest in part based on the fair market value of the Company as common stock as determined by the Compensation Committee in connection with the change of control on a straight line basis between $1.75 and $2.50, with 40% vesting at $1.75 and 100% at $2.50.

Severance and Employment Agreements

Mr. Mulligan’s Employment Agreement

Upon Termination. Under Mr. Mulligan’s employment agreement with the Company dated November 21, 2017, if he dies, becomes disabled, retires, terminates his employment other than for “good reason” or is terminated by us for “cause,” he will be provided his earned but unpaid base salary, earned but unused vacation time, any bonus compensation for the prior year which is unpaid on the date of termination to the extent bonuses are paid to other officers, 12 months of certain group and medical benefits for Mr. Mulligan’s family and any business expenses which have not yet been reimbursed by us. If we terminate him “other than for cause,” or if he terminates his employment for “good reason,” he will receive, in addition to the amounts listed in the foregoing sentence, his base salary for 12 months following the date of his termination, plus an amount equal to his target bonus for the year prior to the termination, and we will continue to pay certain group medical and dental expenses in that 12-month period.

We do not accelerate the vesting of equity incentives for our executive officers in the event of a termination of employment. In the event of a change in control of the Company, all unvested stock options vest upon the change in control if the change in control does not result in an assumption, substitution or pay off of such award by the acquiring company, and the Compensation Committee has the discretion to remove the vesting restrictions on all unvested restricted shares.

In determining whether a termination occurred with or without “cause,” “cause” is deemed to exist under Mr. Mulligan’s employment agreement when there is a repeated willful failure to perform or gross negligence in the performance of his duties; fraud, embezzlement or other dishonesty with respect to us; a breach of his obligations of confidentiality, non-competition, or non-solicitation against us; or commission of a felony or other crime involving moral turpitude.

In determining whether Mr. Mulligan has “good reason” to terminate his employment, “good reason” is deemed to exist when: we have failed to continue him in a certain position; there is a material diminution in the nature and scope of his responsibilities; there is a material failure of us to provide him with base salary and benefits, excluding an inadvertent failure which is cured within a certain time period; or his office is relocated more than thirty-five miles from the then-current location of our principal offices without his consent. Mr. Mulligan may only terminate his employment for good reason if he (a) gives notice to us within ninety (90) days of the initial occurrence of the event or condition constituting good reason, setting forth in reasonable detail the nature of such good reason; (b) we fail to cure within thirty (30) days following such notice; and (c) Mr. Mulligan terminates his employment within thirty (30) days following the end of the thirty (30)-day cure period (if we fail to cure).

Payment upon a Change in Control. In the event of a change of control and the termination of Mr. Mulligan’s employment “other than for cause” by us within two years following a change of control, we must pay Mr. Mulligan an amount equal to one year of base salary plus a payment equal to his target bonus. The foregoing amount will be paid in a single lump sum. We must also pay the full cost of Mr. Mulligan’s continued participation in our group health and dental plans for two years or, if less, for so long as he remains entitled to continue such participation under applicable law. In addition, 100% of his equity-based or equity-linked awards which have not been exercised and have not expired or been surrendered or cancelled, will become exercisable in accordance with the applicable award agreement.

Our obligation to pay the severance amounts mentioned in this “Payments upon a Termination or Change in Control” section is subject to Mr. Mulligan signing an employee release. Also, Mr. Mulligan must comply with certain confidential information and assignment of intellectual property obligations. Further, Mr. Mulligan is subject to a non-compete and non-solicit obligation for 12 months following his termination.

Mr. Mulligan resigned as Chief Executive Officer on February 24, 2020. Mr. Mulligan was paid his salary and accrued vacation through February 24, 2020 and one month of COBRA. He did not receive any severance.

Executive Compensation Recoupment Policy

In March 2020 the Company adopted an Executive Compensation Recoupment Policy (“The Recoupment Policy”). Under the policy if there is a restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation that was awarded, paid, earned or became vested wholly or in part upon the attainment of any financial reporting measure preceding the financial restatement date, the Board may, in its discretion, seek reimbursement of any such compensation awarded or paid to the executive or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the Board will determine in its sole discretion the amount, if any, by which the payment or award should be reduced or reimbursed.

The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants. In determining whether to seek recovery of compensation, the Board may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation and the extent to which the executive was responsible for the error that resulted in the restatement. The determination of the Board need not be uniform with respect to any or all executives.

Change of Control Severance Plan

In November 2011, the Company adopted a Change of Control Severance Plan (the “Severance Plan”). Under the Severance Plan, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the Company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (v) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In the event that a “designated participant,” including Stephen Holt and Sumit Sharma, is terminated on, or during the two-year period following, a change of control, for any reason other than by the Company for cause (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the Company other than for cause or by the participant for good reason), the Company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the Company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The Company will also pay the full cost of the participant’s continued participation in the Company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Plan is contingent upon the participant executing and delivering to the Company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the Company.

Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Perry Mulligan, our Chief Executive Officer compared to the median of the annual total compensation of our other employees.

We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the Company during 2019) of each of our 77 employees (excluding Mr. Mulligan) as of December 31, 2019.

The annual total compensation of our median employee (other than Mr. Mulligan) for 2019 including base salary, bonus and equity grant was $157,058. Mr. Mulligan’s total compensation for 2019, including base salary, bonus and equity grant was $585,307.

Based on the foregoing, our estimate of the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all other employees was 3.7 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Director Compensation for 2019

The following table provides information concerning our non-employee directors during the year ended December 31, 2019. Mr. Mulligan’s compensation information is provided with the other named executive officers in the “Executive Compensation” section above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Simon Biddiscombe	33,250	41,963	75,213
Robert P. Carlile	30,000	41,963	71,963
Yalon Farhi	17,750	41,963	59,713
Bernee D.L. Strom	25,000	41,963	66,963
Brian Turner	29,500	41,963	71,463
Thomas M. Walker(1)	22,500	41,963	64,463

(1)	Thomas M. Walker resigned on February 19, 2020.

(2)	Reflects the fair value of stock awards granted in 2019 in accordance with FASB ASC Topic 718.

(3)	The following table shows the number of outstanding shares underlying option and stock awards for each of our non-employee directors as of December 31, 2019:

Name	Option Awards	Stock Awards (4)(5)
Simon Biddiscombe	30,000	57,289
Robert P. Carlile	30,000	97,289
Yalon Farhi	30,000	97,289
Bernee D.L. Strom	30,000	87,289
Brian Turner	18,750	139,263
Thomas M. Walker	161,150	79,128

(4)	30,000 shares vest on the date that is the earlier of one year from the May 22, 2019 grant date, or the day before the next scheduled annual meeting of shareholders.

(5)	Each director was awarded 27,289 shares of immediately vested common stock in lieu of such director’s annual cash compensation for 2019.

Each non-employee director is granted a non-statutory option to purchase 15,000 shares of common stock on the date on which he or she is first elected or appointed to the Board. These options are fully vested and immediately exercisable upon the date of grant. Under the terms of a director compensation plan approved by the Board, each of our non-employee directors also receives, upon his or her initial appointment or election and upon each subsequent reelection to the Board, an option to purchase 15,000 shares that vests in full on the earlier of (i) the day prior to the date of our annual meeting of shareholders next following the date of grant, or (ii) one year from the date of grant, provided the non-employee director continues to serve as a director on the vesting date. If a non-employee director ceases to be a director for any reason other than death or disability before his or her term expires, then any outstanding unvested options issued to such Independent Director will be forfeited. Options vested as of the date of termination for any reason other than death or disability are exercisable through the date of expiration. The exercise price for each option is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant. The options generally expire on the tenth anniversary of the date of grant.

Notwithstanding the terms of the aforementioned director compensation plan, in each of our last five fiscal years prior to 2019, the Board approved the issuance of 10,000 shares of the Company’s restricted stock to each of our non-employee directors upon his or her reelection to the Board, in lieu of the option award described in the foregoing paragraph. In 2019, the Board approved the issuance of 30,000 shares of the Company’s restricted stock to each of our non-employee directors who was reelected at our 2019 annual meeting. In addition, the annual fee of $20,000 was paid in the form of shares of common stock of equal value at the grant date of November 11, 2019 in order to conserve cash

In addition, each non-employee director generally receives the following cash compensation for his or her service as a director:

•

A fee of $20,000 that accrues as of the date of appointment or election to the Board, and as of the date of each subsequent reelection; as indicated above in 2019 this fee was paid by awarding 27,289 shares of immediately vested common stock in lieu of each director’s annual cash fee.

•	A fee of $3,000 for the Board chair or $2,000 per director for each Board meeting attended by the director; and

•	A fee of $3,000 for the committee chair or $2,000 per committee member for each committee meeting attended by the director that is held on a day other than a day on which a Board meeting is held.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

INFORMATION ABOUT MICROVISION COMMON STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 25, 2020, the number of shares of our common stock beneficially owned by our directors and nominees, the named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares(1)	Percent of Common Stock(2)
Perry M. Mulligan(3)	545,999	*
Stephen P. Holt(4)	341,229	*
Sumit Sharma(5)	378,634	*
Simon Biddiscombe(6)	87,289	*
Robert P. Carlile(6)	127,289	*
Yalon S. Farhi(6)	127,289	*
Bernee D.L. Strom(6)	117,289	*
Brian Turner(7)	232,627	*
All executive officers and directors as a group (8 persons)(8)	1,957,645	1.5%

*	Less than 1% of the outstanding shares of common stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.

(2)	Percentage of common stock is based on 130,177,628 shares of common stock outstanding as of March 25, 2020.
(3)	Includes 83,125 shares issuable upon exercise of options.
(4)	Includes 316,250 shares issuable upon exercise of options.
(5)	Includes 213,333 shares issuable upon exercise of options.
(6)	Includes 30,000 shares issuable upon exercise of options.
(7)	Includes 18,750 shares issuable upon exercise of options.
(8)	Includes 751,458 shares issuable upon exercise of options.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers, and greater-than 10% shareholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. They must also provide us with copies of the reports.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management is responsible for the Company’s internal controls and the financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, and internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing reports thereon.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2019 with the Company’s management, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent auditors for the fiscal year ended December 31, 2019, the matters required to be discussed by the SEC and the PCAOB.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

Audit Committee

Robert P. Carlile, Chairman

Brian Turner

Simon Biddiscombe

Bernee D.L. Strom

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Accountant Fees and Services

Our independent auditors, Moss Adams LLP, billed the following fees to us for audit and other services for 2019 and 2018, respectively:

Audit Fees

The aggregate fees billed for professional services rendered by Moss Adams LLP for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $316,376 for 2019 and $351,870 for 2018.

Audit Related Fees

Audit related fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with the audit of the Company’s 401(k) plan. Fees for audit related services totaled $16,000 in 2019 and $21,000 in 2018.

Tax Fees

Tax fees include the aggregate fees billed for professional services rendered by Moss Adams LLP in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $20,250 in 2019 and $15,500 in 2018.

All Other Fees

Fees for all other services not described above include fees for subscriptions to online accounting research tools. Fees for these services totaled $6,262 and $5,857 billed by Moss Adams LLP for 2019 and 2018, respectively.

The Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and has determined that it is consistent with such independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee pre-approves all audit services and all permitted non-audit services by the independent auditors. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

The Audit Committee evaluates whether our use of the independent auditors for permitted non-audit services is compatible with maintaining the independence of the independent auditors. The Audit Committee’s policies prohibit us from engaging the independent auditors to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, or internal audit outsourcing services unless it is reasonable to conclude that the results of these services will not be subject to audit procedures. The Audit Committee’s policies completely prohibit us from engaging the independent auditors to provide any services relating to any management function, expert services not related to the audit, legal services, broker-dealer, investment adviser, or investment banking services or human resource consulting.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2021 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2021 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than November 25, 2020. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2021 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described on pages 9 and 10 of this Proxy Statement. To be timely, a shareholder’s notice must be delivered to or mailed by first class United States mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of shareholders. If less than sixty 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, then for the notice by the shareholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of the Company’s bylaws, please contact Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052.

ADDITIONAL INFORMATION

Annual Report

The Company’s Annual Report for the fiscal year ended December 31, 2019 was first made available to the shareholders of the Company with this Proxy Statement on or about April 3, 2020. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC, may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, telephone (425) 882-6629, or may be accessed on the Internet at www.sec.gov.

Householding

Only one copy of the Notice of Internet Availability of Proxy Materials is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice of Internet Availability of Proxy Materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials may contact Investor Relations to request that only a single copy of the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact Investor Relations by phone at (425) 882-6629, by fax at (425) 867-9992, by mail to Investor Relations, MicroVision, Inc., 6244 185th Avenue NE, Suite 100, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the Internet must be received by 8:59 p.m., Seattle, Washington time, on May 18, 2020. Submitting your vote by telephone or via the Internet will not affect your right to vote during the virtual meeting via the Internet.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Appendix A

2020 MICROVISION, INC. INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	EFFECTIVE DATE

This 2020 MicroVision, Inc. Incentive Plan amends, restates in its entirety and renames the 2013 MicroVision, Inc. Incentive Plan. This amendment and restatement of the Plan shall become effective as of the Date of Adoption.

3.	PURPOSE

The purpose of the Plan is to provide a means by which the Company may attract, reward and retain the services or advice of current or future employees, officers, consultants or independent contractors of, and other advisors to, the Company and to provide added incentives to them by encouraging stock ownership in the Company.

4.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

5.	LIMITS ON AWARDS UNDER THE PLAN

a.

Number of Shares. Subject to adjustment as provided in Section 8(b), the number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is (i) 5,000,000 shares of Stock, plus (ii) the number of shares of Stock available for issuance under the Prior Plan as of the Date of Adoption (which will not exceed 3,485,805 shares) plus (iii) the number of shares of Stock underlying awards under the Prior Plan that on or after the Date of Adoption are forfeited, expired or are cancelled without the delivery of shares of Stock or otherwise become available again for grant under the Prior Plan in accordance with its terms (which will not exceed 5,822,963 shares) (collectively, the “Share Pool”). The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or, solely with respect to Stock Options or SARs granted under the Plan, in satisfaction of tax withholding requirements with respect to the Award. Any shares of Stock withheld by the Company in payment of the exercise price or purchase price of an award issued under the Prior Plan or in satisfaction of tax withholding requirements with respect to an award under the Prior Plan shall also be available for issuance under the Plan. Further, any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock shall again be available for issuance under the Plan. For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to

Stock Option exercises. Up to 100% of the shares of Stock from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 5(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan. The limit set forth in this Section 5(a) shall be construed to comply with Section 422 of the Code and regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

b.

Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

c.

Award Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 500,000. The maximum number of shares subject to other Awards granted to any person in any calendar year will be 500,000 shares. The maximum amount payable to any person in any year under Cash Awards will be $3,000,000.

6.	ELIGIBILITY AND PARTICIPATION

The Administrator may grant Awards to any current or future Employee, officer, director, consultant or independent contractor of, or other advisor to, the Company or its subsidiaries. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

7.	RULES APPLICABLE TO AWARDS

a.	All Awards

1.

Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of a Stock Option or SAR or otherwise as a term of an Award. By accepting (or being deemed to have accepted) any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

2.	Term of Plan. No Awards may be made after ten (10) years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

3.

Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

4.

Vesting, Etc. Except as provided in Section 7(a)(11) below, the Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:

A.

subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(a)(4), and will thereupon terminate;

B.

all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or Disability or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 7(a)(4), and will thereupon terminate; and

C.

all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the termination is for Cause or occurs in circumstances that the Administrator in its sole discretion determines would have constituted grounds for a termination for Cause.

5.

Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules).

6.

Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A to the extent applicable.

7.

Foreign Qualified Grants. Awards under this Plan may be granted to officers and Employees of the Company and other persons described in Section 6 who reside in foreign jurisdictions as the Administrator may determine from time to time. The Administrator may adopt supplements to the Plan as needed to comply with the applicable laws of such foreign jurisdictions and to give Participants favorable treatment under such laws; provided, however that no award shall be granted under any such supplement on terms more beneficial to such Participants than those permitted by this Plan.

8.

Corporate Mergers, Acquisitions, Etc. The Administrator may grant Awards under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such Awards are granted in substitution for, or in connection with the assumption of, existing Awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

9.

Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued Employment, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

10.

Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant by which he or she is bound. Each Award shall be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement or clawback with respect to incentive compensation that includes Awards under the Plan and shall be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 7(a)(10) and to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 7(a)(10). Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 7(a)(10).

11.

Other Restrictions. Except in the case of an Award that is granted to a Participant in exchange for, in lieu of the right to receive the payment of, or in settlement of, an equivalent amount of salary, bonus, or other cash compensation, no Award granted under the Plan shall be scheduled to vest, in whole or in part, prior to the date that is one (1) year following the date the Award is granted. Notwithstanding the foregoing, (i) the Administrator may grant Awards covering five percent (5%) or fewer of the total number of shares of Stock authorized for delivery under the Plan (as determined in accordance with the rules set forth under Section 5(a) above) without respect to the above-described minimum vesting requirement. Further, notwithstanding the foregoing, with respect to Awards granted to non-employee members of the Board, the vesting of such Awards will be deemed to satisfy the one (1) year minimum vesting requirement to the extent that the Awards vest on the earlier of the one (1) year anniversary of the date of grant and the next annual meeting of the stockholders of the Company.

12.	Section 409A

A.

Without limiting the generality of Section 12(b), each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

B.

Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including, but not limited to, changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

C.

If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 7(a)(12)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

D.	For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

E.

With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of any additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

b.	Awards Requiring Exercise

1.

Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so. Awards may be exercised in whole or in part.

2.

Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Fair market value shall be determined by the Administrator consistent with the requirements of Section 422 and Section 409A. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Administrator shall not approve a program providing for either (a) the cancellation of outstanding Awards requiring exercise and the grant in substitution therefor of new Awards having a lower exercise price that has the effect of a repricing or a payment of cash or other consideration in respect of such cancelled Awards or (b) the amendment of such Awards to reduce the exercise price thereof. The preceding sentence shall not be construed to apply to: (i) “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code or (ii) the substitution or assumption of an Award by reason of or pursuant to a corporate transaction involving the Company or as otherwise contemplated by Section 8.

3.

Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be made by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have a fair market value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

c.	Awards Not Requiring Exercise

Restricted Stock and Unrestricted Stock, Awards of Stock Units or other Awards that do not require exercise, including Performance Awards, may be granted under the Plan, subject to the terms and conditions determined by the Administrator, and granted in exchange for such lawful consideration, including services, as the Administrator determines.

8.	EFFECT OF CERTAIN TRANSACTIONS

a.	Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

1.

Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

2.

Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive a payment (whether cash, non-cash or a combination of the foregoing) upon consummation of the transaction, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the fair market value of a share of Stock, such Award or portion thereof may be cancelled with no payment due hereunder or otherwise in respect thereof.

3.

Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

4.

Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 8(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 8(a)(5) below), will terminate upon consummation of the Covered Transaction.

5.

Additional Limitations. Any share of Stock delivered pursuant to Section 8(a)(2) or Section 8(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

b.	Change in and Distributions With Respect to Stock

1.

Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 5(a) that may be delivered under the Plan and to the maximum share limits described in Section 5(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

2.

Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 8(b)(1) above to take into account distributions to stockholders other than those provided for in Section 8(a) and 8(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code and the requirements of Section 409A, where applicable.

3.	Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

9.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

10.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the grant of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

11.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12.	MISCELLANEOUS

a.

Waiver of Jury Trial. By accepting an Award under the Plan, to the maximum extent permitted by law, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting (or being deemed to have accepted) an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

b.

Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Board, except that the Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; provided, that with respect to any delegation described in this clause (i) only the Board may amend or terminate the Plan as provided in Section 10; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Board (or a properly delegated member or members of the Board) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests. However, for purposes of determining eligibility for the grant of a Stock Option or SAR, the term “Affiliate” shall mean a person standing in a relationship to the Company such that the Company and such person are treated as a single employer under Section 414(b) and Section 414(c) of the Code, in accordance with the definition of “service recipient” under Section 409A of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Cash Awards.

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) Participant’s repeated willful failure to perform, or gross negligence in the performance of duties and responsibilities to the Company or any of its Affiliates; (ii) fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates; (iii) commission of a felony or other crime involving moral turpitude or (iv) other conduct by Participant that could be harmful to the business, interests, or reputation of the Company or any of its Affiliates.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: MicroVision, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The date the Plan was approved by the Company’s stockholders.

“Disability”: The total and permanent disability of any Participant, as determined by the Administrator in its sole discretion. Without limiting the generality of the foregoing, the Administrator may, but is not required to, rely on a determination of disability by the Company’s long-term disability carrier or the Social Security Administration.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 6 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award.

“Plan”: The 2020 MicroVision, Inc. Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The 2013 MicroVision, Inc. Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“Section 409A”: Section 409A of the Code.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.

“Stock”: Common Stock of the Company, par value $.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/MVIS2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MICROVISION, INC. 6244 185TH AVE NE SUITE 100 REDMOND, WA 98052 E98320-P34387 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. MICROVISION, INC. The Board of Directors recommends you vote FOR the following: ! ! ! 1. To elect the seven nominees for director named in the proxy statement. Nominees: 01) Simon Biddiscombe 02) Robert P. Carlile 03) Yalon Farhi 04) Perry M. Mulligan 05) Sumit Sharma 06) Bernee D.L. Strom 07) Brian Turner For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6. ! ! ! 2. To approve an amendment to the Amended and Restated Certificate of Incorporation to amend the total number of shares of the Company’s authorized common stock. ! ! ! 3. To approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock. ! ! ! 4. To approve the 2020 MicroVision, Inc. Incentive Plan. ! ! ! 5. To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the current fiscal year. ! ! ! 6. To hold a non-binding advisory vote on the compensation of the Company’s named executive officers. NOTE: The Board of Directors recommends a vote FOR the election of seven nominees for director, a vote FOR the proposal to approve the Amended and Restated Certificate of Incorporation to increase the number of authorized shares, a vote FOR the proposal to approve the Amended and Restated Certificate to effect the reverse stock split, a vote FOR the 2020 MicroVision, Inc. Incentive Plan, a vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm, and a vote FOR the approval, on an advisory basis of the compensation of the Company’s named executive officers, as such information is disclosed in this Proxy Statement under the heading Executive Compensation (commonly referred to as say-on-pay). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E98321-P34387 MICROVISION, INC. ANNUAL MEETING MAY 19, 2020 PROXY SOLICITED BY BOARD OF DIRECTORS The 2020 Annual Meeting of Shareholders of MicroVision, Inc. will be held on May 19, 2020 at 9:00 a.m., Pacific Time, virtually at www.virtualshareholdermeeting.com/MVIS2020 The undersigned hereby appoints Sumit Sharma, Stephen P. Holt, and David J. Westgor, and each of them, each with power to appoint his substitute, as proxies to vote and act at the 2020 Annual Meeting of Shareholders of MicroVision, Inc. (the “Company”) to be held on May 19, 2020, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the reverse side on the matters on the reverse side, as described in the accompanying notice of the 2020 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2020 Annual Meeting are hereby revoked. The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR all proposals. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side